Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of Phoenix International Ventures, Inc.:

1.	Phoenix Aerospace, Inc., a corporation organized under the laws of the State of Nevada; and

2.	Phoenix Europe Ventures, Ltd., a corporation organized under the laws of the State of Israel.